News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G UPDATES GUIDANCE TO INCLUDE NEW HEALTHCARE JOINT VENTURE, PRINGLES TRANSACTION AND RESTRUCTURING PLANS

CINCINNATI, Nov. 3, 2011 - The Procter & Gamble Company (NYSE:PG) updated previously announced all-in sales and earnings guidance for fiscal year 2012 following the creation of a new global partnership and joint venture (JV) in consumer health care that was announced earlier today.  In addition, the Company included in its guidance the expected one-time gain from the upcoming Pringles transaction with Diamond Foods, Inc. and the cost of P&G’s incremental restructuring plans, both of which will be reported as non-core items.

“We’re excited about the long-term growth opportunities created by the joint venture with Teva,” said Jon Moeller, P&G’s Chief Financial Officer.  “We are moving forward and building the benefits from the Teva JV and the Pringles transaction and the costs of our incremental restructuring plans into our all-in guidance now.  While the closing of the Pringles transaction has been delayed until the second-half of our fiscal year, we wanted to provide our shareholders with perspective on the impacts from the transaction when it is completed.  Also, we are well into the design process for our restructuring plans and are already beginning the implementation phase in some areas, so we are incorporating these productivity investments into our guidance as well.”

Fiscal Year 2012 Guidance Update
P&G said it continues to expect sales growth of three percent to six percent for fiscal year 2012.  The Company updated its fiscal year 2012 outlook for all-in GAAP earnings per share to a range of $4.52 to $4.83, an increase of $0.35 to $0.50 per share from the previous range of $4.17 to $4.33.  P&G also updated its outlook for Core EPS to include earnings dilution from the exit of the Snacks business of zero to $0.02 per share in fiscal 2012 depending on the actual timing of the completion of the transaction.  The Company now expects Core EPS in the range of $4.15 to $4.33, up five to 10 percent compared to prior year core earnings per share of $3.95.

October – December 2011 Quarter Guidance Update
The Company made no changes to top-line guidance for the December quarter.  P&G said it now expects all-in earnings per share to be in the range of $1.00 to $1.11, which includes non-core restructuring spending of zero to $0.05 per share.  Excluding the non-core restructuring costs, core earnings per share are forecast in the range of $1.05 to $1.11, consistent with previous guidance.

Summary of EPS Guidance Changes
	Fiscal Year 2012			Oct. – Dec. 2011 Quarter
Previous All-in GAAP EPS	$4.17	to	$4.33	$1.05	to	$1.11
Pringles Earnings Dilution	($0.02)	to	$0.00	N/A	to	N/A
New Core EPS	$4.15	to	$4.33	$1.05	to	$1.11
One-time Gain from Pringles	$0.55	to	$0.65	N/A	to	N/A
Non-core Restructuring	($0.18)	to	($0.15)	($0.05)	to	$0.00
New All-in GAAP EPS	$4.52	to	$4.83	$1.00	to	$1.11

PGT Healthcare
The joint venture with Teva Pharmaceutical Industries Ltd. will be named PGT Healthcare and will be headquartered in Geneva, Switzerland.  PGT Healthcare starts from a solid base of over $1 billion in annualized sales, roughly half of which will be incremental to P&G’s reported sales.  However, given the timing of the transaction, the deal will not have a significant impact on P&G’s fiscal 2012 results.

Based on P&G’s controlling financial interest of 51% in the JV, and consistent with U.S. GAAP, the JV will be fully consolidated in P&G’s financial results.  P&G’s Health Care reporting segment will include 100% of the sales and 100% of the operating profit generated by the JV.  Teva’s 49% ownership share of profit will be deducted as a non-operating minority interest expense within the Health Care segment.  At the total Company level, since P&G will be reporting 100% of sales and operating profit, operating profit margin will be largely unaffected.  However, EBIT margin and net earnings margin will be lower due to the minority interest charges.

Pringles Transaction and Restructuring Plans
P&G expects the net one-time gain on the exit of the Snacks business to be in the range of $0.55 to $0.65 per share.  The estimated range for the one-time gain is based on recent stock prices for P&G and Diamond Foods, Inc. and other assumptions such as deal costs and the book value of net assets at the time the transaction is completed.  This substantial gain reflects the strength of the global Pringles franchise, which P&G has built over the past four decades.

P&G reiterated the restructuring plan outlook it provided as part of its quarterly earnings release on October 27.  The Company said it plans to spend between $700 million and $800 million after-tax, or up to $1 billion before-tax, on restructuring projects in fiscal year 2012.  Within this, $260 million after-tax will be considered “core” spending, consistent with the core restructuring investment level in fiscal year 2011.  The remaining $440 million to $540 million after-tax, or approximately $0.15 to $0.18 per share, will be recognized as incremental restructuring and excluded from core earnings per share.

The lost earnings from the exit of the Snacks business is now expected to result in about $0.04 to $0.05 per share of annualized earnings dilution.   The estimated savings from the restructuring investments in fiscal year 2012 should more than offset the ongoing dilution and create potential for additional investments in growth.  Given the timing of expected employee separations and implementation of other productivity improvements, the incremental savings will largely benefit fiscal year 2013.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release or presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this release or presentation, there are certain factors that could cause actual results for any quarter or annual period to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity and an increasing volatile economic environment, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support our growth strategies, while successfully identifying, developing and retaining key employees, especially in key growth markets where the depth of skilled employees is limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, and tax policy), and to resolve pending matters within current estimates; (7) the ability to resolve the pending competition law inquiries in Europe within current estimates; (8) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company's outsourcing projects; (9) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (10) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company's significant geographical markets, due  to terrorist and other hostile activities or natural disasters (including the civil unrest in the Middle East and the Japan earthquake and tsunami) and/or disruptions to credit markets resulting from a global, regional or national credit crisis; (11) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (12) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (13) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (14) the ability to develop effective sales, advertising and marketing programs; (15) the ability to stay on the leading edge of innovation, maintain a positive reputation on our brands and ensure trademark protection; and (16) the ability to rely on and maintain key information technology systems (including Company and third-party systems) and the security over such systems and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974

The Procter & Gamble Company

Exhibit 1: Non-GAAP Measures

In accordance with the SEC’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

                      Core EPS:  This is a measure of the Company’s diluted net earnings per share excluding prior year charges related to pending European legal matters and a significant prior year settlement from U.S. tax litigation related to the valuation of technology donations, as well as current year non-core restructuring charges and the one-time gain from the sale of Pringles.  We do not view these items to be part of our sustainable results.  We believe the Core EPS measure provides an important perspective of underlying business trends and results and provides a more comparable measure of year-on-year earnings per share growth.  Core EPS is also one of the measures used to evaluate senior management and is a factor in determining their at-risk compensation.  The table below provides a reconciliation of diluted net earnings per share to Core EPS:

	OND 11 (Est.)	OND 10
Diluted Net Earnings Per Share	$1.00 to $1.11	$1.11
Settlement from U.S. Tax Litigation	-	($0.08)
Charges for Pending European Legal Matters		$0.10
Non-core Restructuring	$0.05 to $0.00	-
Core EPS	$1.05 to $1.11	$1.13
Core EPS Growth	-7% to -2%

	FY 2012 (Est.)	FY 2011
Diluted Net Earnings Per Share	$4.52 to $4.83	$3.93
Settlement from U.S. Tax Litigation	-	($0.08)
Charges for Pending European Legal Matters	-	$0.10
One-time Gain from Pringles	($0.55) to ($0.65)	-
Non-core Restructuring	$0.18 to $0.15	-
Core EPS	$4.15 to $4.33	$3.95
Core EPS Growth	5% to 10%

Note – All reconciling items are presented net of tax.  Tax effects are calculated consistent with the nature of the underlying transaction.  The charge for the significant settlement from U.S. tax litigation is tax expense.

Upon completion of the Pringles transaction and in accordance with the applicable accounting guidance for the disposal of long-lived assets, the results of the Pringles business, including the one-time net gain from exiting the business, will be presented as discontinued operations.  As such, they will be excluded from continuing operations, business segment results and from Core EPS calculations in both the current and prior fiscal years.